[Letterhead of Baum & Company]

                CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 18, 2005 to this amendment to the Registration Statement on Form SB-2/A dated August 11, 2005 and related prospectus of Pricester.com, Inc., a Florida corporation, for the registration of common shares.





Baum & Company
Coral Springs, FL
August 11, 2005